EXHIBIT 99.1

Renee Sabel
210.220.5416
or
Joy Powell
210.227.0221, ext. 230

FOR IMMEDIATE RELEASE
November 8, 2005

CULLEN/FROST BANKERS NAMES CRAWFORD EDWARDS DIRECTOR

SAN ANTONIO - Fort Worth businessman Crawford H. Edwards has been named to the Board of Directors of Cullen/Frost Bankers, Inc., the financial holding company of Frost Bank. With business interests ranging from oil and gas exploration to ranching, farming and real estate, Edwards is the fifth generation of his family involved in managing his family's ranching business.

     "Crawford Edwards is an outstanding Fort Worth community and business leader, a man of character who is highly respected in the Fort Worth area," said Dick Evans, chairman and CEO of Cullen/Frost Bankers, Inc. in announcing the appointment. "We are pleased to welcome him to our company's Board of Directors."

     After graduating with a bachelor's degree from Texas Christian University in 1981, where he completed the university's ranch management program, Edwards worked as a petroleum landman, both for Amoco Production Company and Great Western Drilling Company in Midland, Texas.

     Edwards serves on the board of directors of the Texas and Southwestern Cattle Raisers Association, the Southwestern Exposition and Livestock Show, the Texas Beef Council, the National Finance Credit Corporation and the Community Foundation of North Texas.

     In 1998, Cullen/Frost acquired Overton Bancshares and its banking subsidiary, Overton Bank and Trust, which had been co-founded by Crawford's late father, Cass Overton Edwards II. Cass Edwards served on the Cullen/Frost board until 2001.

     Cullen/Frost Bankers, Inc. is a financial holding company, headquartered in San Antonio, with assets of $10.3 billion at September 30, 2005. The corporation provides a full range of commercial and consumer banking products, investment and brokerage services, insurance products and investment banking services. Its subsidiary, Frost Bank, currently operates 84 financial centers across Texas in Austin, Boerne, Corpus Christi, Dallas, Fort Worth, Galveston, Harlingen, Houston, McAllen, New Braunfels, San Antonio and San Marcos. Founded in 1868, Frost is the largest national bank headquartered in Texas, helping Texans with their financial needs during three centuries. Cullen/Frost Bankers' stock is traded on the New York Stock Exchange under the symbol CFR.